UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 681-3600

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On July 14, 2015, Fifth Street Finance Corp. (the “Company”) announced that its investment adviser, Fifth Street Management LLC (the “Adviser”), a subsidiary of Fifth Street Asset Management Inc., has voluntarily agreed to a revised base management fee arrangement (the “Revised Management Fee”) for the period commencing on July 1, 2015 and remaining in effect until January 1, 2017 (the “Waiver Period”). The Revised Management Fee is intended to provide for a reduction in the base management fee payable by the Company to the Adviser during the Waiver Period.

The Revised Management Fee will be calculated quarterly and will be equal to the Company’s gross assets, including assets acquired with borrowed funds, but excluding any cash and cash equivalents, multiplied by 0.25 multiplied by the sum of (x) and (y), expressed as a percentage, where (x) is equal to 2% multiplied by the Baseline NAV Percentage, and (y) is equal to 1% multiplied by the Incremental NAV Percentage.

The “Baseline NAV Percentage” is the percentage derived by dividing the Company’s net asset value as of March 31, 2015 (i.e., $1,407,774,000) (the “Baseline NAV”), by the net asset value of the Company at the beginning of the fiscal quarter for which the fee is being calculated (the “New NAV”). The “Incremental NAV Percentage” is the percentage derived by dividing the New NAV in excess of the Baseline NAV by the New NAV.

The Adviser’s letter agreement modifies the base management fee payable to the Adviser pursuant to the Company’s investment advisory agreement with the Adviser and results in a blended annual base management fee rate that will not be less than 1%, or greater than 2%.  The initial computation of the Revised Management Fee will occur at the end of the quarter following the quarter in which the Company issues or sells shares of its common stock, including new shares issued as dividends or pursuant to the Company’s dividend reinvestment plan, but excluding non-ordinary course transactions as outlined below.  Prior to that time, the annual base management fee rate will remain at 2%.  Moreover, if any recalculation of the base management fee rate would otherwise result in an increase of the blended rate used, the blended rate in effect immediately prior to such recalculation would remain in effect until such time, if any, as a recalculation following an equity issuance would result in a lower fee rate.

The Revised Management Fee will not apply to any assets acquired by the Company through the issuance of shares of its common stock in non-ordinary course transactions, such as mergers or other types of business combination transactions, or the proceeds therefrom (“Excluded Assets”) and Excluded Assets will not be taken into account in calculating the New NAV, the Baseline NAV Percentage and/or the Incremental NAV Percentage.

As a result, as the Company raises additional equity capital and its net asset value increases, including through net unrealized/realized appreciation on its investments, the overall blended rate of the base management fee is expected to decrease during the Waiver Period.

The foregoing description of the Revised Management Fee is a summary and is qualified in its entirety by the terms of the letter agreement from the Adviser to the Company relating to the Revised Management Fee, a copy of which is filed as Exhibit No. 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company issued a press release on July 14, 2015 to announce the Revised Management Fee, a copy of which is attached hereto as Exhibit 99.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

99.1	Letter Agreement from Fifth Street Management LLC to Fifth Street Finance Corp. relating to Revised Base Management Fee Arrangement
99.2	Press Release dated July 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2015	FIFTH STREET FINANCE CORP.

By: /s/ David H. Harrison
Name: David H. Harrison
Title: Chief Compliance Officer